UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 9, 2012

BEAZER HOMES USA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	58-2086934
(State or other jurisdiction of Company or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Abernathy Road, Suite 260

Atlanta, Georgia 30328

(Address of principal executive offices)

(770) 829-3700

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On July 9, 2012, Beazer Homes USA, Inc. (“we,” “us,” “our” or the “Company”) issued a press release announcing that the Company has commenced concurrent underwritten public offerings of common stock and tangible equity units. A copy of the press release announcing the concurrent offerings is attached hereto as Exhibit 99.1 and incorporated by reference herein. In connection with the offerings, the Company disclosed the following recent developments:

Market and Company Update

Over the past four quarters, we have demonstrated significant improvement in new home orders, home closings and backlog. We believe these improvements have arisen both as a result of improving market conditions for new home sales, and due to the business improvement and operational strategies we have employed. In particular, we have placed significant emphasis on increasing sales per community per month and on broadening the base of communities contributing to sales. Over the past year, our trailing four quarter sales per community per month has increased from approximately 1.7 at June 30, 2011 to 2.2 at June 30, 2012. At the same time, the proportion of our communities generating fewer than 3 sales in a quarter has declined from 27% in the fiscal third quarter of 2011 to 10% in the third quarter of fiscal 2012.

There is much reported evidence of strengthening conditions in the housing market, from increases in new home sales, to increases in existing home sales to improvements in home prices in many markets. At the same time, new home sales activity remains at very low levels despite historic levels of housing affordability, low mortgage interest rates and improving job growth. Consistent with expectations of many market participants and analysts, we believe that national housing starts will likely increase markedly over the next several years. In particular we expect improvements in housing start activity to be robust in Florida, California, Texas, North Carolina and Arizona.

While pursuing our business improvement and operational strategies, we have employed a very cautious land acquisition strategy to ensure operational resources have been focused on existing community performance. Given the success of our efforts and the improvement in the overall housing market, we believe now is an appropriate time to pursue growth in new communities more aggressively. In particular, we believe we can generate attractive returns on incremental capital deployed into the markets most likely to grow significantly in the next several years, which will assist us in accelerating a return to profitability. Over the past year, we have taken steps to broaden and deepen our local management teams in these markets, and we have compiled a significant pipeline of prospective new community transactions in all of our markets.

While it is possible that we could return to profitability without additional equity financing, we believe strengthening the balance sheet with additional capital will allow us to better participate in the emerging housing recovery. As such, we intend to use the proceeds of the concurrent offerings, if completed, to fund an expansion in our new home community count and for general corporate purposes, including the repayment of outstanding indebtedness.

Third Quarter Results

For our third fiscal quarter ended June 30, 2012, we expect to report significant year-over-year increases in net new home orders, home closings and backlog from continuing operations, representing our fourth consecutive quarter with year-over-year increases in such metrics. The expected changes in net new home orders, closings and backlog for the third quarter of fiscal 2012 compared to the same period in fiscal 2011 for each of our operating regions is set forth below:

Unit Data by Segment

	Quarter Ended June 30,
	New Orders, net			Closings			Backlog
	2012	2011	Change	2012	2011	Change	2012	2011	Change
West	730	447	63%	455	273	67%	1,064	637	67%
East	486	466	4%	382	311	23%	891	837	6%
Southeast	339	302	12%	272	207	31%	466	346	35%

Total	1,555	1,215	28%	1,109	791	40%	2,421	1,820	33%

We expect to report revenue for the third fiscal quarter ended June 30, 2012 of between $250 million and $260 million. Further, we expect to report an unrestricted cash balance as of June 30, 2012 of between $220 million and $240 million.

We are currently in the process of finalizing our consolidated financial results for our third fiscal quarter ended June 30, 2012, and therefore, our actual results for the third quarter are not yet available. The preliminary financial and operating data for the presented above quarter ended June 30, 2012 are subject to change pending finalization, and actual results could differ as we finalize such results.

Other Potential Refinancing Opportunities

Subject to both market conditions and the successful completion of the concurrent offerings, we expect to pursue additional refinancing transactions designed to strengthen the Company’s balance sheet by reducing interest expense, extending debt maturities and improving our financial flexibility. These refinancings could include the issuance of secured or unsecured debt to repay, redeem or discharge existing debt. In connection with these refinancings, we intend to redeem all of our 12.0% senior secured notes due 2017 and 6.875% senior notes due 2015. Further, we may engage in selective repurchases or other transactions to reduce amounts outstanding of our unsecured debt.

We believe these transactions, if consummated, will provide us with additional financial flexibility as we strive to accelerate our return to sustainable profitability. Whether we pursue a particular refinancing alternative is subject to market and other conditions, and we can make no assurances that we will be able to complete any refinancing transaction on terms that are acceptable to us or at all.

Secured Revolving Credit Agreement

While we believe we possess sufficient liquidity to participate in a housing recovery, we are mindful of potential short-term, or seasonal, requirements for enhanced liquidity that may arise. As such, we have negotiated a commitment letter with four financial institutions for a proposed $150 million secured revolving credit agreement, which would replace our existing revolving credit facility. This commitment letter is subject to certain conditions, including the successful completion of the concurrent offerings.

The proposed revolving credit facility is subject to certain conditions, including the negotiation, execution and delivery of definitive documentation and there having not occurred any event that would have a material adverse effect on our business or financial condition. As such, we can make no assurances that we will be able to complete the proposed credit facility on terms that are acceptable to us or at all.

Impact of Transactions on Use of our NOLs; NOL Protections to Remain in Place

In recent years, we have generated significant net operating losses and unrealized tax losses (collectively, “NOLs”). These NOLs generally may be carried forward for a 20-year period to offset future taxable income and reduce our federal income tax liability. In addition, we believe we have significant “built-in losses” in our assets (i.e. an excess tax basis over fair market value) that may result in tax losses as such assets are sold. Built-in losses, if and when recognized, generally will result in tax losses that may then be deducted or carried forward.

At March 31, 2012, our cumulative NOLs and our estimated built-in losses gave rise to a total deferred tax asset of $480.1 million, net of certain deferred tax liabilities. All but $6.1 million of these deferred tax assets were reduced by a valuation allowance required under GAAP and therefore do not currently contribute to book value. Until we generate taxable income, these NOLs are likely to become larger. Under GAAP, as long as a future “ownership change” under Section 382 of the Internal Revenue Code, as amended, does not occur, we will be able to remove all or a portion of the valuation allowance associated with these deferred tax assets upon achievement of sustained profitability.

Because we cannot predict when or to what extent we will return to profitability we have previously taken significant steps to protect our ability to utilize these tax assets in future years. We carefully monitor potential Section 382 ownership shifts. Prior to any impact from the proposed transactions, our rolling equity shift was approximately 19%, with 12% due to expire in May of 2013. If both of the tangible equity unit and concurrent common stock transactions are completed as currently contemplated in their respective prospectus supplements, we estimate that the Section 382 ownership shift will increase to approximately 32%.

In 2011, in order to preserve the tax benefits of our deferred tax assets, our shareholders approved the following two protective mechanisms, which are designed to prevent an unintentional Section 382 ownership shift:

•

an amendment to our certificate of incorporation that generally operates to prevent or cancel a transfer of our common stock if the effect would be to (i) increase the ownership of our common stock by any person from less than 4.95% to 4.95% or more; or (ii) increase the percentage of our common stock owned by a person owning 4.95% or more of our common stock; and

•	a rights agreement that is intended to act as a deterrent to any person desiring to acquire 4.95% or more of our common stock.

Our Board of Directors expects to continue to use these deferred tax protections for the forseeable future.

Item 2.02. Results of Operations and Financial Condition.

The information under the heading “Third Quarter Results” in Item 8.01 above is incorporated by reference into this Item 2.02.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated July 9, 2012

99.2	Computation of Ratio of Earnings to Fixed Charges

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 9, 2012

BEAZER HOMES USA, INC.

By:	/s/ Kenneth F. Khoury
Kenneth F. Khoury
Executive Vice President, Chief Administrative Officer and General Counsel

EXHIBIT INDEX

99.1	Press Release dated July 9, 2012

99.2	Computation of Ratio of Earnings to Fixed Charges